UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          COMMISSION FILE NO. 000-51685

                               CNB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

     33 Waldo Street, P.O. Box 830, Worcester, MA 01613-0830 (508) 752-4800
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, PAR VALUE $1.00
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        [X] Rule 12g-4(a)(1)(i)         [X] Rule 12h-3(b)(1)(i)

        [ ] Rule 12g-4(a)(1)(ii)        [ ] Rule 12h-3(b)(1)(ii)

        [ ] Rule 12g-4(a)(2)(i)         [ ] Rule 12h-3(b)(2)(i)

        [ ] Rule 12g-4(a)(2)(ii)        [ ] Rule 12h-3(b)(2)(ii)

                                        [ ] Rule 15d-6

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, United Financial Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  December 2, 2009          By: /s/ Richard Collins
                                     -------------------------------------------
                                     Richard Collins
                                     Chairman of the Board, President and Chief
                                     Executive Officer, United Financial
                                     Bancorp, Inc., as Successor by Merger